Exhibit 3.1

CERTIFICATE OF DESIGNATION,
PREFERENCES, RIGHTS AND LIMITATIONS
of
SERIES C CONVERTIBLE PREFERRED STOCK
of
TRUE DRINKS HOLDINGS, INC.

Pursuant to Section 78.1955 of the Nevada Revised Statutes

True Drinks Holdings, Inc., a Nevada corporation (the “Company”), in accordance with the provisions of Sections 78.195 and 78.1955 of the Nevada Revised Statutes (“NRS”), does hereby certify that, pursuant to the authority conferred upon the Board of Directors (the “Board”) of the Company by the Articles of Incorporation of the Company, as amended, the following resolution creating a series of Series C Convertible Preferred Stock, was duly adopted on February 17, 2015.

RESOLVED, that pursuant to the authority granted to and vested in the Board, in accordance with the provisions of the Articles of Incorporation of the Company, as amended, a series of Preferred Stock of the Company be and it hereby is created, and that the designation and amount thereof and the voting powers, preferences and relative, participating, optional and other special rights of the shares of such series, and the qualifications, limitations, and restrictions thereof are as follows:

1.   Designation and Amount.

The shares of such series shall be designated as “Series C Convertible Preferred Stock,” $0.001 par value per share (the “Preferred Stock”), and the number of shares constituting such series shall be 50,000. Each share of Preferred Stock shall have a stated value equal to $100.00 (the “Stated Value”).

2.   Dividends on Shares of Common Stock.

If the Board declares a dividend on the outstanding shares of the Company’s common stock, $0.001 par value per share (the “Common Stock”) or any other Junior Stock (as defined below) (except for a dividend on Common Stock payable in shares of Common Stock), such dividend will be declared and paid on each outstanding share of Preferred Stock, prior and in preference to any dividends declared and paid on the Common Stock or other Junior Stock, in an amount equal to the aggregate amount of the dividend to which such share of Preferred Stock would have been entitled had such share been converted into shares of Common Stock (regardless whether a sufficient number of shares of Common Stock were authorized under the Company’s Articles of Incorporation, as amended, to effect such conversion), pursuant to the provisions hereof as of the record date for the determination of holders of Common Stock or other Junior Stock entitled to receive such dividend (or if there is no such record date, on the date of payment of such dividend). Such dividends will be payable only when, as and if declared by the Board and will be noncumulative.

3.   Liquidation, Dissolution or Winding Up.

Upon any voluntary or involuntary liquidation, dissolution or winding up of the Company (a “Liquidation”), the holders of record of shares of Preferred Stock (the “Holders”) then outstanding will be entitled to be paid in cash out of the assets of the Company available for distribution to its stockholders, after and subject to the payment in full of all amounts required to be distributed to the holders of any Senior Stock (as defined), but before any payment may be made to the holders of shares of any Junior Stock (as defined), because of their ownership thereof, an amount equal to the Stated Value of the Preferred Stock plus any accrued but unpaid dividends (the “Preferred Liquidation Preference”). Notwithstanding the foregoing, upon a Liquidation, a Holder will receive the amount, if such amount is greater than the amount set forth in the preceding sentence, that such Holder would have received had such Holder converted such Holder’s shares of Preferred Stock into Common Stock immediately before a Liquidation (regardless of whether a sufficient number of shares of Common Stock were authorized under the Company’s Articles of Incorporation, as amended, to effect such conversion). If upon a Liquidation, the Company’s remaining assets available for distribution to its stockholders are insufficient to pay the Holders the full amount of the Preferred Liquidation Preference, the Holders and holders of any Parity Stock will share ratably in any distribution of the Company’s remaining assets and funds in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full. After the Holders have been paid the Preferred Liquidation Preference in full in cash, any remaining assets will be distributed pro rata among each holder of Junior Stock in accordance with the terms thereof.  Unless otherwise determined by the holders of at least a majority of the then outstanding shares of Preferred Stock, voting as a separate class, for the purposes of this Section 3, a Liquidation shall be deemed to include (i) the acquisition of the Company by another entity by means of any transaction or series of related transactions (including, without limitation, any merger, sale of all or substantially all of the shares of then outstanding capital stock, consolidation or other form of reorganization in which outstanding shares of the Company are exchanged for securities or other consideration issued, or caused to be issued, by the acquiring entity or its subsidiary, but excluding any transaction effected primarily for the purpose of changing the Company’s jurisdiction of incorporation), unless the Company’s stockholders of record as constituted immediately prior to such transaction or series of related transactions will (by virtue of their pre-transaction holdings in the Company and any additional securities received by them as part of the transaction in exchange of such pre-transaction holdings), immediately after such transaction or series of related transactions continue to hold at least a majority of the voting power of the surviving or acquiring entity or (ii) a sale, lease, transfer, exclusive license or other disposition of all or substantially all of the assets of the Company.

“Senior Stock” means, collectively, any class or series of stock of the Company ranking on Liquidation and with respect to the payment of dividends prior and in preference to the Preferred Stock.

“Junior Stock” means, collectively, Common Stock or any other shares of capital stock of the Company ranking on Liquidation and with respect to the payment of dividends junior and subordinate to the Preferred Stock, Senior Stock and Parity Stock.  Any other class or series of preferred stock of the Company authorized, designated or issued after this date, except as expressly set forth and provided in the resolution or resolutions of the Board providing for authorization, designation or issuance of shares of any such other class or series of preferred stock of the Company (subject to Section 9), shall be “Junior Stock.”

“Parity Stock” means, collectively, the Series B Convertible Preferred Stock of the Company, par value $0.001 per share (the “Series B Preferred Stock”), or any other class or series of stock ranking on Liquidation and with respect to payment of dividends on a parity with the Preferred Stock.

4. Dividends and Distributions.

The Preferred Stock shall rank (i) prior to the Junior Stock, (ii) on parity with the Parity Stock, and (iii) junior to the Senior Stock, with respect to dividends. The Holders shall be entitled to receive such dividends and other distributions (payable in cash, property or capital stock of the Company) when, as and if declared thereon by the Board from time to time out of any assets or funds of the Company legally available therefor and shall share equally on a per share basis in such dividends and distributions.

5.   Voting.

Except to the extent specifically provided herein or required by applicable law, the Holders and the holders of Common Stock will vote together on all matters as to which the approval of the stockholders may be required.  The Holders will vote on an as-converted basis, and with respect to such vote, will have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock. Fractional votes will not, however, be permitted and any fractional voting rights available on an as-converted basis (after aggregating all shares into which shares of Preferred Stock held by each Holder could be converted) will be rounded to the nearest whole number (with one-half being rounded upward).

6.   Conversion.

The Preferred Stock shall be convertible into Common Stock in accordance with the following:

(a)   Optional Conversion by the Holder.  The Preferred Stock shall be convertible at the option of the Holder at any time following the earlier of (i) the expiration of the twenty (20) calendar day period set forth in Rule 14c-2(b) under the Securities Exchange Act of 1934, as amended (“Exchange Act”), such period commencing on the distribution to the Company’s stockholders in accordance with Regulation 14C promulgated under the Exchange Act of an Information Statement on Schedule 14C by the Company with the Securities and Exchange Commission relating to the issuance of Common Stock in connection with the conversion of the Preferred Stock, and (ii) such time as there are sufficient authorized but unissued shares (which have not otherwise been reserved or committed for issuance) to permit the conversion of all the shares of Preferred Stock into shares of Common Stock.

(b)   Optional Conversion by the Company.  The Preferred Stock shall be convertible at the option of the Company if, at any time, (i) the Common Stock is registered pursuant to Section 12(b) or (g) under the Exchange Act; (ii) there are sufficient authorized but unissued shares (which have not otherwise been reserved or committed for issuance) to permit the issuance of Common Stock upon the conversion of the Preferred Stock (the “Conversion Shares”); (iii) the Conversion Shares are either (A) covered by an effective registration statement under the Securities Act of 1933, as amended (“Securities Act”), which is then available for the immediate resale of the Conversion Shares being issued by the recipients thereof, and the Board of Directors believes that such effectiveness will continue uninterrupted for the foreseeable future, or (B) freely tradable without restriction under Rule 144 of the Securities Act without volume or manner-of-sale restrictions or current public information requirements, as determined by the counsel to the Company as set forth in a written opinion letter to such effect, addressed and acceptable to the Transfer Agent and the affected Holders; and (iv) the arithmetic average of the closing sale price of the Common Stock is at least $0.62 for ten (10) consecutive trading days.

(c)   Fractional Shares.  No fractional shares of Common Stock will be issued upon conversion of the shares of Preferred Stock.  In lieu of fractional shares, the Company will pay to the Holder an amount in cash equal to such fraction multiplied by the fair market value (as determined pursuant to Section 6(g)(iv) below) of a share of Common Stock at the time of such conversion.

(d)   Mechanics of Conversion.

(i)   Upon the conversion of the Preferred Stock pursuant to this Section 6, each share of Preferred Stock shall be converted into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Stated Value by the Conversion Price (as defined) in effect at the time of conversion.  The conversion price (as adjusted pursuant hereto, the “Conversion Price”) will initially be $0.15.  Upon such conversion, the Holder shall promptly, after notice of such conversion has been provided to such Holder or public disclosure thereof has been made pursuant to a Current Report on Form 8-K or press release, if such shares are held in certificated form, surrender the certificate or certificates for such shares of Preferred Stock at the office of the transfer agent (or at the principal office of the Company if the Company serves as its own transfer agent). Such surrender may be made by registered mail with return receipt requested, properly insured, by hand or overnight courier.  If required by the Company, certificates surrendered for conversion, if applicable, will be endorsed or accompanied by a written instrument or instruments of transfer, in form reasonably satisfactory to the Company, duly executed by the Holder or his or its attorney duly authorized in writing.  The date on which the conditions to conversion set forth in Section 6(a) or, if later and to the extent applicable, of receipt of such certificates by the transfer agent or the Company, as the case may be, will be the conversion date (“Conversion Date”).  The Company will, as soon as practicable after the Conversion Date, subject to the book-entry provisions set forth below, issue and deliver to such Holder, or to such Holder’s nominees, a certificate or certificates for the number of shares of Common Stock to which such Holder is entitled, together with cash in lieu of any fraction of a share. In lieu of delivering physical certificates representing the shares of Common Stock issuable upon conversion of the shares of Preferred Stock, provided the transfer agent for the Common Stock is participating in The Depository Trust Company’s (including its successors and assigns, the “Depository”) Fast Automated Securities Transfer program, upon request of the Holder, the Company shall, if in compliance with applicable securities laws and in accordance with the Company’s policies and procedures with respect to “restricted securities” as defined in Rule 144(a)(3) under the Securities Act of 1933, as amended, use its commercially reasonable efforts to cause the transfer agent to electronically transmit the shares of Common Stock issuable upon conversion by crediting the account of the Holder’s prime broker with the Depository through its Deposit Withdrawal Agent Commission system. The Company agrees to coordinate with the Depository to accomplish this objective. Such conversion of the Preferred Stock will be deemed to have been made immediately before the close of business on the Conversion Date, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion will be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date.

(ii)   All shares of Preferred Stock which have been surrendered for conversion as herein provided will no longer be deemed to be outstanding and all rights with respect to such shares will immediately cease and terminate on the Conversion Date, except only the right of the Holders thereof to receive shares of Common Stock, cash in lieu of fractional shares in exchange therefor and accrued, but unpaid dividends.  Any shares of Preferred Stock so converted will be deemed canceled and will not thereafter be issuable by the Company as shares of Preferred Stock, but will return to the status of authorized, but unissued shares of Preferred Stock of no designated series.

(e)   Adjustment for Stock Splits, Dividends, Distributions and Combinations.  If, after the date on which the first share of the Series C Preferred Stock was issued (the “Original Issue Date”), the Company fixes a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or other securities or rights without payment of any consideration by such holder for the additional shares of Common Stock or rights (including the additional shares of Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend, distribution, split or subdivision if no record date is fixed), the Conversion Price of the shares of Preferred Stock will be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series will be increased in proportion to such increase of the aggregate number of shares of Common Stock outstanding and those issuable with respect to such rights, with the number of shares issuable with respect to the rights determined from time to time as such number may be adjusted.  If, after the Original Issue Date, the Company combines the outstanding shares of Common Stock into a smaller number of shares, the Conversion Price in effect immediately before the combination will be proportionately increased so that the number of shares of Common Stock issuable on conversion of each share of Preferred Stock will be decreased in proportion to such decrease in outstanding shares.  Any adjustments under this paragraph will become effective at the close of business on the date the subdivision or combination becomes effective.

(f)   Adjustment for Reorganization, Reclassification or Exchange. If the Common Stock issuable upon the conversion of the shares of Preferred Stock is changed into or exchanged for the same or a different number of shares of any class or classes of stock of the Company or another entity, whether by capital reorganization, merger, consolidation, reclassification, or otherwise (other than a subdivision or combination of shares or stock dividend provided for in Section 6(e), or resulting in a Mandatory Redemption under Section 7) then and in each such event the Holders will have the right thereafter to convert such shares into the kind and amount of shares of stock and other securities and property receivable upon such capital reorganization, merger, consolidation, reclassification, or other change that holders of the number of shares of Common Stock into which such shares of Preferred Stock would have been converted immediately before such capital reorganization, merger, consolidation, reclassification, or change would have received, all subject to further adjustment as provided herein.

(g)   Adjustment Upon Issuance of Shares of Common Stock. If the Company issues or sells, or in accordance with this Section 6 is deemed to have issued or sold, any shares of Common Stock (including the issuance or sale of shares of Common Stock owned or held by or for the account of the Company, but excluding any Excluded Securities (as defined in the Securities Purchase Agreement, dated on or about February 18, 2015, by and between the Company and the Purchasers party thereto (the “Purchase Agreement”)) issued or sold or deemed to have been issued or sold) without consideration or for a consideration per share (the “New Issuance Price”) less than a price equal to the Conversion Price in effect immediately prior to such issue or sale or deemed issuance or sale (such Conversion Price then in effect is referred to as the “Applicable Price”) (the foregoing a “Dilutive Issuance”), then immediately after such Dilutive Issuance, the Conversion Price then in effect shall be reduced to an amount equal to the New Issuance Price; provided that if such Dilutive Issuance was without consideration, then the Company shall be deemed to have received an aggregate of $0.001 of consideration for all such additional shares of Common Stock issued or deemed to be issued.  No adjustment pursuant to this Section 6(g) shall be made if such adjustment would result in an increase of the Conversion Price then in effect.  For all purposes of the foregoing (including, without limitation, determining the adjusted Conversion Price and consideration per share under this Section 6(g)), the following shall be applicable:

(i)   Issuance of Options. If the Company in any manner grants or sells any Options (as defined below) and the lowest price per share for which one share of Common Stock is issuable upon the exercise of any such Option or upon conversion, exercise or exchange of any Convertible Securities (as defined below) issuable upon exercise of any such Option is less than the Applicable Price, but excluding any Excluded Securities, then such share of Common Stock shall be deemed to be outstanding and to have been issued and sold by the Company at the time of the granting or sale of such Option for such price per share. For purposes of this Section 6(g)(i), the “lowest price per share for which one share of Common Stock is issuable upon the exercise of any such Option or upon conversion, exercise or exchange of any Convertible Securities issuable upon exercise of any such Option” shall be equal to the lower of (x) the sum of the lowest amounts of consideration (if any) received or receivable by the Company with respect to any one share of Common Stock upon the granting or sale of such Option, upon exercise of such Option and upon conversion, exercise or exchange of any Convertible Security issuable upon exercise of such Option and (y) the lowest exercise price set forth in such Option for which one share of Common Stock is issuable upon the exercise of any such Options or upon conversion, exercise or exchange of any Convertible Securities issuable upon exercise of any such Option. Except as contemplated below, no further adjustment of the Conversion Price shall be made upon the actual issuance of such shares of Common Stock or of such Convertible Securities upon the exercise of such Options or upon the actual issuance of such shares of Common Stock upon conversion, exercise or exchange of such Convertible Securities.

(A)   “Options” means any rights, warrants or options to subscribe for or purchase shares of Common Stock or Convertible Securities.

(B)   “Convertible Securities” means any capital stock, convertible debenture or other security of the Company or any of its subsidiaries (other than Options) that is, or may become, at any time and under any circumstances directly or indirectly convertible into, exercisable or exchangeable for, or which otherwise entitles the holder thereof to acquire shares of Common Stock.

(ii)   Issuance of Convertible Securities. If the Company in any manner issues or sells any Convertible Securities and the lowest price per share for which one share of Common Stock is issuable upon the conversion, exercise or exchange thereof is less than the Applicable Price, but excluding any Excluded Securities, then such share of Common Stock shall be deemed to be outstanding and to have been issued and sold by the Company at the time of the issuance or sale of such Convertible Securities for such price per share. For the purposes of this Section 6(g)(ii), the “lowest price per share for which one share of Common Stock is issuable upon the conversion, exercise or exchange thereof” shall be equal to the lower of (x) the sum of the lowest amounts of consideration (if any) received or receivable by the Company with respect to one share of Common Stock upon the issuance or sale of the Convertible Security and upon conversion, exercise or exchange of such Convertible Security and (y) the lowest conversion price set forth in such Convertible Security for which one share of Common Stock is issuable upon conversion, exercise or exchange thereof. Except as contemplated below, no further adjustment of the Conversion Price shall be made upon the actual issuance of such shares of Common Stock upon conversion, exercise or exchange of such Convertible Securities, and if any such issue or sale of such Convertible Securities is made upon exercise of any Options for which adjustment of the Conversion Price has been or is to be made pursuant to other provisions of this Section 6(g)(ii), except as contemplated below, no further adjustment of the Conversion Price shall be made by reason of such issue or sale.

(iii)   Change in Option Price or Rate of Conversion. If the purchase or exercise price provided for in any Options, the additional consideration, if any, payable upon the issue, conversion, exercise or exchange of any Convertible Securities, or the rate at which any Convertible Securities are convertible into or exercisable or exchangeable for shares of Common Stock increases or decreases at any time, the Conversion Price in effect at the time of such increase or decrease shall be adjusted to the Conversion Price which would have been in effect at such time had such Options or Convertible Securities provided for such increased or decreased purchase price, additional consideration or increased or decreased conversion rate, as the case may be, at the time initially granted, issued or sold. For purposes of this Section 6(g)(iii), if the terms of any Option or Convertible Security that was outstanding as of the Original Issue Date are increased or decreased in the manner described in the immediately preceding sentence, then such Option or Convertible Security and the shares of Common Stock deemed issuable upon exercise, conversion or exchange thereof shall be deemed to have been issued as of the date of such increase or decrease.

(iv)   Calculation of Consideration Received. If (i) any Option or Convertible Security is issued in connection with the issuance or sale or deemed issuance or sale of any other securities of the Company, together comprising one integrated transaction, and (ii) all such Options or Convertible Securities (as applicable) so issued or sold are, or may become, exercisable and/or convertible for an aggregate number of shares of Common Stock that exceeds (as applicable) either (1) if Common Stock was the primary security issued or sold in such transaction, the aggregate number of shares of Common Stock so issued or sold in such transaction or (2) if an Option or Convertible Security was the primary security issued or sold in such transaction, the aggregate number of shares of Common Stock so deemed issued or sold in such transaction that underlie all Options or Convertible Securities that constituted the primary securities in such transaction, then (x) such Option or Convertible Security (as applicable) will be deemed to have been issued for consideration equal to the fair market value thereof and (y) the other securities issued or sold or deemed to have been issued or sold in such integrated transaction shall be deemed to have been issued for consideration equal to the difference of (I) the aggregate consideration received by the Company minus (II) the fair market value of each such Option or Convertible Security (as applicable). If any shares of Common Stock, Options or Convertible Securities are issued or sold or deemed to have been issued or sold for cash, the consideration received therefor will be deemed to be the net amount of consideration received by the Company therefor. If any shares of Common Stock, Options or Convertible Securities are issued or sold for a consideration other than cash, the amount of such consideration received by the Company will be the fair market value of such consideration, except where such consideration consists of publicly traded securities, in which case the amount of consideration received by the Company for such securities will be the arithmetic average of the volume-weighted average price of such security for each of the five (5) trading days immediately preceding the date of receipt. If any shares of Common Stock, Options or Convertible Securities are issued to the owners of the non-surviving entity in connection with any merger in which the Company is the surviving entity, the amount of consideration therefor will be deemed to be the fair market value of such portion of the net assets and business of the non-surviving entity as is attributable to such shares of Common Stock, Options or Convertible Securities, as the case may be. The fair market value of any consideration other than cash or publicly traded securities will be determined jointly by the Company and the Holder. If such parties are unable to reach agreement within ten (10) days after the occurrence of an event requiring valuation (the “Valuation Event”), the fair value of such consideration will be determined within five (5) trading days after the tenth (10th) day following such Valuation Event by an independent, reputable appraiser jointly selected by the Company and the Holder. The determination of such appraiser shall be final and binding upon all parties absent manifest error and the fees and expenses of such appraiser shall be borne by the Company.

(v)   Record Date. If the Company takes a record of the holders of shares of Common Stock for the purpose of entitling them (A) to receive a dividend or other distribution payable in shares of Common Stock, Options or in Convertible Securities or (B) to subscribe for or purchase shares of Common Stock, Options or Convertible Securities, then such record date will be deemed to be the date of the issue or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase (as the case may be).

(h)           Certain Adjustments.  The applicable Conversion Price will not be reduced if the amount of such reduction would be an amount less than $0.001, but any such amount will be carried forward and reduction with respect thereto made at the time of and together with any subsequent reduction which, together with such amount and any other amount or amounts so carried forward, will aggregate $0.001 or more.

(i)           No Impairment. The Company will not, by amendment of its Articles of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of this Section 6 and in the taking of all such action as may be necessary or appropriate to protect the conversion rights of the Holders against impairment.

(j)   Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Section 6, the Company at its expense will promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each Holder a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based and will file a copy of such certificate with its corporate records. The Company will, upon the written request at any time of any Holder, furnish or cause to be furnished to such holder a similar certificate setting forth (1) such adjustments and readjustments, (2) the Conversion Price then in effect, and (3) the number of shares of Common Stock and the amount, if any, of other property which then would be received upon the conversion of Preferred Stock. Despite such adjustment or readjustment, the form of each or all Preferred Stock certificates, if the same will reflect the initial or any subsequent Conversion Price, need not be changed for the adjustments or readjustments to be valued under the provisions of this Certificate of Designation, which will control.

7.   Reserved.

8.   Sinking Fund.

There will be no sinking fund for the payment of any dividends or liquidation preferences on the shares of Preferred Stock or the redemption of any shares thereof.

9.   Protective Provisions.

So long as at least 4,000 shares of Preferred Stock are issued and outstanding, the Company will not, either directly or indirectly by amendment, merger, consolidation or otherwise, without obtaining the approval (by vote or written consent) of the Holders of a majority of the shares of Preferred Stock then issued and outstanding:

(a)   permit the amendment, modification or repeal of the Company’s Articles of Incorporation or Bylaws, except for those amendments or modifications required to comply with, or otherwise contemplated by, the Purchase Agreement, or necessary to adopt an exclusive forum bylaw provision;

(b)   permit the amendment, modification, or repeal of this Certificate of Designation;

(c)   increase or decrease the authorized number of shares of Common Stock or Series C Preferred Stock, except for those increases of authorized number of shares of Common Stock required to comply with, or otherwise contemplated by, the Purchase Agreement;

(d)   issue, sell, or deliver (whether through the issuance or granting of rights or otherwise), or authorize the issuance, sale or delivery of, (i) any shares of Senior Stock or Parity Stock or reclassify or modify any Junior Stock or Parity Stock so as to become Senior Stock or Parity Stock; or (ii) any additional shares of Common Stock or Convertible Securities; provided, however, nothing contained in this Section 9(d) shall prevent the Company from, and the Company shall be entitled to, issue Common Stock or Convertible Securities in connection with currently outstanding grants and issuances, and issuances to employees, officers, directors, or other eligible recipients under the Company’s existing equity or other incentive plans, and pursuant to equity or other incentive plans that may be adopted by the Company’s Board of Directors (including the affirmative vote of the Purchaser Designee (as such term is defined in the Purchase Agreement)) after the date hereof;

(e)   amend or modify the terms of any outstanding security or debt instrument of the Company outstanding as of the Original Issue Date;

(f)   declare or pay any dividend (other than dividends payable solely in Common Stock) or distribution on, or make any payment on account of, or set apart assets for a sinking or analogous fund to, or, purchase, redeem, defease, retire or otherwise acquire, any shares of any class of capital stock of the Company or any warrants or options to purchase any such capital stock, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of the Company or any subsidiary of the Company (such declarations, payments, setting apart, purchases, redemptions, defeasances, retirements, acquisitions and distributions being referred to herein as “Restricted Payments”); provided, however, that the Company or any subsidiary of the Company may make Restricted Payments with respect to any shares of Senior Stock or Parity Stock the issuance of which has been approved in accordance herewith, including with respect to any shares of Series B Preferred Stock;

(g)   adopt or effect any modification to any employee stock option plan, stock bonus plan, stock purchase plan or other management equity plan without the prior approval of the Board of Directors, including the affirmative approval of the Purchaser Designee (as defined in the Purchase Agreement), if any;

(h)   permit the amendment or modification of the Certificate of Designation for any other series of preferred stock of the Company; provided, however, the Company may file a certificate of elimination or otherwise terminate any other series of preferred stock of the Company;

(i)   increase or decrease the authorized number of directors constituting the Board of Directors; or

(j)   liquidate, dissolve or wind-up the business and affairs of the Company, effect subject the Company to any transaction, or series of related transactions, that constitutes a Change of Control, or consent to any of the foregoing.

For purposes of this Section 9, “Change of Control” means the occurrence of any of the following events occurring after the Original Issue Date: (i) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the “beneficial owner” (as defined in Rule l3d-3 under the Exchange Act), directly or indirectly, of more than 50% of the total voting power of the outstanding capital stock of the Company having the right to vote ordinarily on the election of directors (“Voting Stock”); (ii) the Company is merged with or into or consolidated with another person or entity and, immediately after giving effect to the merger or consolidation, (a) less than 50% of the total voting power of the outstanding Voting Stock of the surviving or resulting person or entity is then “beneficially owned” (within the meaning of Rule 13d-3 under the Exchange Act) in the aggregate by the stockholders of the Company immediately before such merger or consolidation or (b) any “person” or “group” (as defined in Section 13(d)(3) or 14(d)(2) of the Exchange Act), has become the direct or indirect “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) of more than 50% of the total voting power of the Voting Stock of the surviving or resulting person or entity; or (iii) the Company, either individually or in conjunction with one or more of its subsidiaries, sells, assigns, conveys, transfers, leases, or otherwise disposes of, or one or more of its subsidiaries sells, assigns, conveys, transfers, leases or otherwise disposes of, all or substantially all of the assets of the Company and its subsidiaries, taken as a whole (either in one transaction or a series of related transactions), including capital stock of the Company’s subsidiaries, to any person or entity (other than the Company or a wholly owned subsidiary).

With respect to actions by the Holders upon those matters on which the Holders may vote as a separate class, such actions may be taken without a stockholders meeting by the written consent of Holders who would be entitled to vote at a meeting having voting power to cast not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all the shares of Preferred Stock is entitled to vote were present and voted.  In addition, the Holders may call a special meeting of the Company’s stockholders upon the occurrence of the events described above by providing notice of the exercise of such right to the Company and the Company will take all steps necessary to hold such meeting as soon as practicable after the receipt of such notice.

10.   Preemptive Rights.

Other than as specifically set forth in the Purchase Agreement, Holders shall not be entitled to any preemptive, subscription or similar rights in respect to any securities of the Company under this Certificate of Designation.

11.   The Company’s Dealings with Holders of the Preferred Stock.

No payments shall be made to Holders, nor shall redemptions of shares of Preferred Stock be made, unless the right to receive such payments or participate in such redemptions are made available to all Holders on a pro rata basis based on the number of shares of Preferred Stock such holder holds.

12.   Record Holders.

The Company may deem and treat the record holder of any shares of the Preferred Stock as the true and lawful owner thereof for all purposes, and the Company shall not be affected by any notice to the contrary.

13.   Headings and Subdivisions.

The headings of the various subdivisions hereof are for convenience of reference only and will not affect the interpretation of any of the provisions hereof.

14.   Notices.

Any notice required by the provisions hereof to be given to the Holders shall be deemed given if deposited in the United States Mail, first class postage prepaid, and addressed to each Holder at his or its address appearing on the Company’s books.  Any notice required by the provisions hereof to be given to the Company shall be deemed given if deposited in the United States mail, first class postage prepaid, and addressed to the Company at 18552 MacArthur Blvd., Ste. 325, Irvine, CA 92612, or such other address as the Company shall provide in writing to the Holders.

15.   Severability of Provisions.

The rights, preferences and limitations of the shares of Preferred Stock set forth herein will be deemed severable and the invalidity or unenforceability of any provision will not affect the validity or enforceability of the other provisions hereof; provided that if any provision of this statement of resolution, as applied to any Holder or the Company or to any circumstance, is adjudged by a governmental body or arbitrator not to be enforceable in accordance with its terms, the governmental body or arbitrator making such determination may modify (and shall modify) the provision in a manner consistent with its objectives such that it is enforceable, and/or to delete specific words or phrases, and in its reduced form, such provision will then be enforceable and will be enforced.

IN WITNESS WHEREOF, True Drinks Holdings, Inc. has caused this Certificate of Designation to be signed by the undersigned this 18th day of February, 2015.

TRUE DRINKS HOLDINGS, INC.

By:	/s/ Lance Leonard
Name:	Lance Leonard
Title:	Chief Executive Officer